Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of National Grid plc (File numbers 333-33094, 333-65968, 333-97249, 333-103768 and 333-107727) of our report dated May 17, 2006 relating to the financial statements of National Grid plc which appears in this Annual Report on Form 20-F.
/S/ PRICEWATERHOUSE COOPERS LLP
PricewaterhouseCoopers LLP
London, UK
June 19, 2006